INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE FOURTH QUARTER OF 2006

St. Louis, Missouri, December 7, 2006 - Furniture Brands International (NYSE: FBN) commented on recent business trends and operations in the fourth quarter of 2006.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions remain challenging across the industry and have continued to soften since we last commented on trends in late October. To remain competitive in this promotional and highly competitive environment we are discounting aggressively on selected slow-moving products. In addition, we are taking downtime in several domestic manufacturing facilities.”

Mr. Holliman concluded, “We now expect net sales in the fourth quarter to be down in the mid-single digits versus the year ago period. We are also revising our earnings forecast range to reflect a net loss of 6 cents per share to a net loss of 2 cents per share. Included in this range is the effect of 6 cents of previously disclosed restructuring, asset impairment and severance charges as well as the effect of 3 cents in increased interest expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter. We will report the actual results for the fourth quarter of 2006 on January 31, 2007.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.